Exhibit 99.2

The Descartes Systems Group Inc.
PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

Effective April 30, 2012 and amended and restated as at June 1, 2017

Table of Contents
Page

SECTION 1.	INTERPRETATION AND ADMINISTRATIVE PROVISIONS	1
1.1	Purpose	1
1.2	Definitions	1
1.3	Effective Date of Plan	5
1.4	Common Shares Reserved for Issuance	5
SECTION 2.	ADMINISTRATION	6
2.1	Administration of the Plan	6
2.2	Governing Law	6
2.3	Determination of Value if Common Shares Not Publicly Traded	6
2.4	Taxes and Other Source Deductions	7
2.5	U.S. Participant	7
2.6	Tax Consequences	7
SECTION 3.	SHARE UNITS	7
3.1	Awards of Share Units	7
3.2	Election to Defer Annual Incentive Compensation	8
3.3	Crediting of Share Units and Dividend Share Units	8
3.4	Redemption Date Notice	8
3.5	Redemption of Share Units	9
3.6	Effect of Redemption of Share Units.	9
3.7	Reporting of Share Units	9
SECTION 4.	PERFORMANCE SHARE UNITS	9
4.1	Vesting Date	9
4.2	Performance Vesting.	9
4.3	Resignation and Termination for Just Cause	10
4.4	Termination Without Just Cause	10
4.5	Death, Disability or Retirement of Participant	10
4.6	Termination following a Corporate Transaction	10
SECTION 5.	RESTRICTED SHARE UNITS	10
5.1	Vesting Date	10
5.2	Resignation and Termination for Just Cause	11
5.3	Termination Without Just Cause	11

Table of Contents
(continued)
Page

5.4	Death, Disability or Retirement of Participant	11
5.5	Termination Following a Corporate Transaction	11
SECTION 6.	GENERAL	11
6.1	Capital Adjustments	11
6.2	Amendment, Suspension, or Termination of Plan	12
6.3	Non-Exclusivity	13
6.4	Unfunded Plan	13
6.5	Successors and Assigns	13
6.6	Transferability of Awards	13
6.7	Effect of Corporate Transaction	13
6.8	No Special Rights	13
6.9	Other Employee Benefits	14
6.10	Tax Consequences	14
6.11	No Liability	14

THE DESCARTES SYSTEMS GROUP INC.
PERFORMANCE AND RESTRICTED SHARE UNIT PLAN
Section 1.	Interpretation and Administrative Provisions
1.1            Purpose
The purposes of the Plan are to: (i) support the achievement of the Corporation’s performance objectives; (ii) ensure that interests of key persons are aligned with the success of the Corporation; (iii) provide compensation opportunities to attract, retain and motivate senior management critical to the long-term success of the Corporation and its subsidiaries; and (iv) mitigate exessive risk taking by the Corporation’s key employees.
1.2            Definitions
For the purposes of the Plan, the following terms have the following meanings:
“Adjustment Factor” means the Adjustment Factor set out in the Grant Agreement for an award of Performance Share Units.
“Affiliate” means any entity that is an “affiliate” for purposes of the Canadian Securities Administrators National Instrument 45-106 Prospectus and Registration Exemptions, as amended from time to time.
“Applicable Withholdings” means all income taxes and statutory amounts required to be withheld by a Participating Company in respect of any Share Units.
“Award Date” means the date that incentive compensation is paid to a Participant under the Corporation’s annual incentive plan.
“Board” means the board of directors of the Corporation.
“Canadian Participant” means any Participant who is not a U.S. Participant and who is a Canadian resident for tax purposes.
“Change of Control “shall be deemed to have occurred if (i) any person (as defined in the Securities Act (Ontario)) becomes, after the date hereof, the owner or “beneficial owner” (as defined in the Securities Act (Ontario)), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then outstanding securities; (ii) during any two year period, individuals who at the beginning of such period constitute the Board, including for this purpose any additional director whose election was approved by a vote of a majority of the directors then in office or who were appointed by the directors then in office, cease for any reason to constitute a majority thereof; (iii) the Corporation consummates a merger, amalgamation, arrangement or consolidation of the Corporation or other similar transaction with or into another corporation (a “Reorganization”), the result of which is that the shareholders of the Corporation at the time of the execution of the agreement relating to the Reorganization own less than 50% of the total equity of the corporation surviving or resulting from the Reorganization or of a corporation owning, directly or indirectly, 100% of the total equity of such surviving or resulting corporation; or (iv) the sale in one or a series of transactions of all or substantially all of the assets of the Corporation, other than to an entity which was an Affiliate of the Corporation prior to the sale
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder.
“Committee” means the Compensation Committee of the Board or such other committee as the Board designates from time to time.
“Common Share” means a common share of the Corporation.
“Corporate Transaction” means any (i) Change in Control, (ii) capital reorganization, (iii) amalgamation, (iv) offer for Common Shares, where the Common Shares subject to the offer, together with the offeror’s Common Shares and Common Shares of any person or Corporation acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the Common Shares; (v) acquisition by a person of Common Shares such that the Common Shares acquired, together with the person’s Common Shares and Common Shares of any person or corporation acting jointly or in concert with such person, constitute in the aggregate 20% or more of the Common Shares outstanding immediately after such acquisition, unless another person has previously acquired and continues to hold Common Shares that represent a greater percentage than the first-mentioned person; (vi) sale of all or substantially all of the assets of the Corporation or any Subsidiary; (vii) arrangement, plan of arrangement or other scheme or reorganization, or (viii) extraordinary distributions to shareholders, including extraordinary cash dividends, dividends in kind and return of capital;
“Corporation” means The Descartes Systems Group Inc.
“Descartes Performance” for each Performance Period means, unless otherwise determined by the Committee: (i) the Fair Market Value of a Common Share as at the last day of the Performance Period, plus (ii) the amount of all dividends declared on a Common Share during the Performance Period divided by (iii) the Fair Market Value of a Common Share on the first day of the Performance Period.
“Disability” means the termination of the Participant’s employment at a time when the Participant is eligible for long term disability benefits under the Corporation’s long term disability program.
“Dividend Performance Share Unit” has the meaning set out in Section 3.3.
“Dividend Restricted Share Unit” has the meaning set out in Section 3.3.
“Dividend Share Unit” means a Dividend Performance Share Unit or a Dividend Restricted Share Unit.

“Election Notice” means a notice substantially in the form set out as Schedule C, as amended by the Committee from time to time.
“Eligible Person” means any employee or officer of a Participating Company and includes any such person who is on a leave of absence authorized by a Participating Company (which shall include all statutory leaves of absence).
“Expiry Date” means the date set out in the Grant Agreement.
“Fair Market Value” means the volume weighted average trading price of a Common Share of the Corporation or a common share of a Peer Group company, as applicable, on the principal stock exchange on which such common shares are traded for the 5 trading days immediately preceding the applicable day (calculated as the total value of common shares traded over the 5 day period divided by the total number of common shares traded over the 5 day period).
“Grant Agreement” means an agreement substantially in the form set out as Schedule A, in the case of Performance Share Units and substantially in the form set out as Schedule B, in the case of Restricted Share Units, each as amended by the Committee from time to time.
 “Grant Date” means the date the Board completes all requisite actions required to approve the grant of a Performance Share Unit.
“Grant Term” has the meaning set out in the Grant Agreement for Restricted Share Units.
“Just Cause” has the meaning set out in the employment agreement of the Participant, if applicable, and otherwise means the Participant (i) willfully fails to perform his duties with the Corporation; (ii) commits theft, fraud, dishonesty or misconduct involving the property, business or affairs of the Corporation or any of its affiliates or in the performance of his/her duties: (iii) willfully breaches or fails to follow any material term of his or her employment agreement; (iv) is convicted of a crime which constitutes an indictable offence; or (v) engages in conduct which would be treated as cause by a court of competent jurisdiction in the jurisdiction in which the Participant is employed.
“Participant” means any Eligible Person to whom a Share Unit is granted.
“Participating Company” means the Corporation, and such of its Affiliates as are designated by the Board from time to time.
“Peer Group” means that group of companies determined by the Committee for a Performance Period and set out in the Grant Agreement. The Peer Group for an outstanding award of Performance Share Units may be amended by the Committee from time to time during the Performance Period, to reflect material changes to the Corporation or any member of the Peer Group.

“Peer Group Performance” for each Performance Period means, unless otherwise determined by the Committee, for each Peer Company, the (i) the Fair Market Value of a common share of the Peer Company as at the last day of the Performance Period; plus (ii) the amount of all dividends declared on a common share of the Peer Company during the Performance Period; divided by (iii) the Fair Market Value of a common share of the Peer Company on the first day of the Performance Period.
“Performance Period” means the period commencing February 1 of the year in respect of which a grant of Performance Share Units is made and ending on January 31, 36 months following the commencement of the Performance Period.
“Performance Share Unit” means a right granted to an Eligible Person to receive, as set out in the Plan, a Common Share or, at the election of the Participant and subject to the Corporation’s consent, the cash equivalent of a Common Share, based on the achievement of the performance criteria set out in the Plan or the applicable Grant Agreement.
“Plan” means The Descartes Systems Group Inc. Performance and Restricted Share Unit Plan as amended from time to time.
“Redemption Date” means the date elected by a Canadian Participant pursuant to Section 3.4(a) and the date elected by a U.S. Participant pursuant to section 3.4(b).
“Redemption Notice” mean a notice substantially in the form set out as Schedule D as amended by the Committee from time to time
“Relative Performance” for each Performance Period means, unless otherwise determined by the Committee, the percentile ranking of the Descartes Performance relative to the Peer Group Performance for each Peer Company.
“Restricted Share Unit” means a right granted to an Eligible Person to receive, as set out in the Plan, a Common Share or, at the election of the Participant and subject to the Corporation’s consent, the cash equivalent of a Common Share.
“Retirement” means the cessation of the employment of a Participant with the Participating Company which is deemed to be a retirement by a resolution of the Committee in its sole discretion.
“Separation from Service” means, with respect to a U.S. Participant, the first date on or after the U.S, Participant’s Termination Date on which the Participant has a separation from service under Treasury Regulation Section 1.409A-1(h).
“Share Unit” means a Performance Share Unit or a Restricted Share Unit
“Share Unit Account” means the notional account maintained for each Participant to which Share Units are credited.
“Share Unit Amount” has the meaning set out in Section 3.5

“Termination Date” means the date a Participant ceases to be an Eligible Person and does not include any period of statutory, contractual or reasonable notice of termination of employment or any period of salary continuance or deemed employment.
“Treasury Regulations” means the Treasury Regulations promulgated under the Code.
“U.S. Participant” means, any Participant who is a United States citizen or United States resident alien as defined for purposes of Code Section 7701(b)(1)(A).
 “Vested Performance Share Unit” has the meaning set out in Section 4.2.
“Vested Restricted Share Unit” has the meaning set out in Section 5.1.
“Vested Share Unit” means a Vested Performance Share Unit or a Vested Restricted Share Unit.
“Vesting Date” means the date or dates designated in the Grant Agreement, or such earlier date as is provided for in the Plan or is determined by the Committee.
Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.
1.3            Effective Date of Plan
The effective date of the Plan shall be April 30, 2012.
1.4            Common Shares Reserved for Issuance
(a)
A maximum of Two Million Five Hundred and Eighty Seven Thousand Five Hundred (2,587,500) Common Shares are available for issuance under this Plan, provided that Common Shares reserved for issuance pursuant to Share Units which are cancelled or terminated without having been redeemed will again be available for issuance under this Plan and also provided that the Common Shares underlying Share Units which are redeemed for cash will not again be available for issuance under this Plan.

(b)
Under no circumstances may the Plan, together with all of the Corporation’s other previously established or proposed security-based compensation arrangements result, at any time, in the number of Common Shares reserved for issuance pursuant to Share Units and/or other units or stock options to any one person exceeding 5% of the outstanding issue.

(c)
Any insider and that insider’s associates may not, within a 12 month period, be issued a number of Common Shares under the Plan and/or under any other security-based compensation arrangement of the Corporation exceeding 5% of the outstanding issue.

(d)
The aggregate number of Common Shares issued to insiders of the Corporation within any 12 month period, or issuable to insiders of the Corporation at any time, under the Plan and any other security-based compensation arrangement of the Corporation may not exceed 10% of the total number of issued and outstanding Common Shares of the Corporation at such time.

(e)	The terms “security-based compensation arrangement” and “insider” have the meanings attributed thereto in the Toronto Stock Exchange Company Manual.
Section 2.	Administration
2.1            Administration of the Plan
Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, this Plan will be administered by the Committee which has the sole and absolute discretion to: (i) recommend to the Board grants of Share Units to Eligible Persons; (ii) interpret and administer the Plan; (iii) establish, amend and rescind any rules and regulations relating to the Plan; (iv) determine which Participating Company will grant Share Units; (v) establish  conditions to the vesting of Share Units; (vi) set, waive and amend performance targets; and (vii) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable.  Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Participants.
To the extent that any Share Unit granted to a U.S. Participant is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, such Share Unit shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Code Section 409A.  If any provision of the Plan contravenes Code Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Code Section 409A, the Committee may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Code Section 409A, or to avoid incurring taxes, interest or penalties under Code Section 409A, and otherwise  (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to any Participanting Company or contravening Code Section 409A.  However, the Corporation shall have no obligation to modify the Plan or any Share Unit and does not guarantee that Share Units will not be subject to taxes, interest and penalties under Code Section 409A.
2.2            Governing Law
The Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
2.3            Determination of Value if Common Shares Not Publicly Traded

Should Common Shares no longer be publicly traded at the relevant time such that the Fair Market Value cannot be determined in accordance with the formula set out in the definition of that term, the Fair Market Value of a Common Share shall be determined by the Board in its sole discretion.
2.4            Taxes and Other Source Deductions
 A Participating Company shall be authorized to deduct from any amount to be paid or credited hereunder any Applicable Withholdings  in such manner as the Coropration determines, to the extent such Applicable Withholdings are not datisfied through the sale of Shares as provided in Section 3.5.
2.5            U.S. Participant
Notwithstanding any other provision of the Plan to the contrary:

(a)
If at the time of Separation from Service the Company’s stock is publicly traded on an established securities market or otherwise, each U.S. Participant who is a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i), shall not receive any payment under the Plan until the first day of the seventh month following the date of such Participant’s Separation from Service (or, if earlier, the date of death).

(b)
The acceleration of the time of any payment under the Plan is prohibited except as provided in Treasury Regulation Section 1.409A-3(j)(4) and administrative guidance promulgated under Section 409A of the Code.

2.6            Tax Consequences
It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.  No Participating Company shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.
Section 3.	Share Units
3.1            Awards of Share Units
The Board may grant Share Units to Eligible Persons in its sole discretion.  The award of a Share Unit to an Eligible Person at any time shall neither entitle such Eligible Person to receive nor preclude such Eligible Person from receiving a subsequent grant of Share Units and shall not restrict in any way the right of any Participating Company to terminate the Eligible Person's employment.

3.2            Election to Defer Annual Incentive Compensation
An Eligible Person may elect to defer compensation to be received under the Corporation’s annual incentive program in the form of Restricted Share Units, by delivering to the Corporation an Election Notice not later than December 31 of the year preceeding the first date of any period of services over which any compensation to be received under the annual incentive program would be earned An Eligible Person who elects to defer incentive compensation in the form of Restricted Share Units will be awarded the number of Restricted Share Units determined by dividing the dollar amount of incentive compensation to be deferred by the Fair Market Value of a Common Share as at the Award Date. Elections pursuant to this section, when made, shall be irrevocable and may not be made during a period when the Eligible Person is prohibited from trading in securities of the Corporation by the Corporation’s disclosure and insider trading policy. If an election in respect of a year has not been or cannot be made by an Eligible Person, the election made by the Eligible Person in respect of the preceding year shall remain in effect.
3.3            Crediting of Share Units and Dividend Share Units
Share Units granted to a Participant shall be credited to the Participant’s Share Unit Account on the Grant Date.  Each grant of Share Units must be confirmed by a Grant Agreement signed by the Corporation and the Participant.  From time to time, a Participant’s Share Unit Account shall be credited with Dividend Share Units in the form of additional Performance Share Units (“Dividend Performance Share Units”) in respect of outstanding Performance Share Units or Restricted Share Units (“Dividend Restricted Share Units”) in repect of outstanding Restricted Share Units on each dividend payment date in respect of which normal cash dividends are paid on Shares.  Such Dividend Share Units shall be computed as:
(a)
the amount of the dividend declared and paid per Common Share multiplied by the number of Performance Share Units and Restricted Share Units, as applicable, recorded in the Participant’s Share Unit Account on the date for the payment of such dividend, divided by

(b)	the Fair Market Value of a Common Share as at the dividend payment date
3.4            Redemption Date Notice
Participants shall elect a Redemption Date for Share Units as follows:
a)
Canadian Participants may elect at any time to redeem Vested Share Units on any date or dates after the date the Share Units become Vested Share Units and on or before the Expiry Date (the “Redemption Date”); and

b)
U.S. Participants shall elect to redeem Vested Share Units on a fixed date or dates after the date the Share Units become Vested Share Units and on or before the Expiry Date (the “Redemption Date”) provided that such election must be irrevocably made prior to the earlier of: (i) receipt by the U.S. Participant of each award of Share Units; and (ii) the first day of the taxable year of the U.S. Participant in which the Performance Period, or other period over whixh the awards is to be earned and vests, begins. For this purpose a “fixed date” may include any permissible payment event under Section 409A of the Code, or example, Separation form Service or a Corporate Transaction (if also a change of control for purposes of Section 409A of the Code). .
Provided that if the Participant does not elect a Redemption Date in respect of an award of Share Units, the Share Units shall be redeemed on the Expiry Date.
3.5            Redemption of Share Units
The Company shall redeem the Vested Share Units elected to be redeemed by the Participant on the earlier of the elected Redemption Date and the date set out in Section 4, in the case of Performance Share Units and Section 5, in the case of Restricted Share Units, by: (i) issuing to the Participant the number of Common Shares equal to  one Common Share for each whole Vested Share Unit elected to be redeemed and delivering to the Participant (A) such number of Commmon Shares; less (B) the number of Common Shares with a Fair Market Value equal to the Applicable Withholdings; or (ii) at the election of the Participant and subject to the consent of the Corporation, paying to the Participant an amount (the “Share Unit Amount”) equal to: (A) the number of Vested Share Units elected to be redeemed multiplied by (B) the Fair Market Value minus (C) Applicable Withholdings; or (iii) a combination of (i) and (ii).  In the case of a redemption under section (i), the number of Common Shares with a Fair Market Value equal to the Applicable Withholdings shall be sold on behalf of the Participant and the proceeds of such sale remitted by the Corporation to the appropriate  taxation authorities. The Common Shares shall be issued and/or the Share Unit Amount shall be paid as a lump-sum by the Company within ten business days of the Redemption Date.
Notwithstanding anything to the contrary in this Section, the Corporation shall redeem each U.S. Participant’s Vested Performance Share Units and make a lump-sum payment or transfer Common Shares to the U.S. Participant no later than the earlier of the Redemption Date and the date the U.S. Participant has a Separation from Service.
3.6            Effect of Redemption of Share Units.
A Participant shall have no further rights respecting any Vested Share Unit which has been redeemed in accordance with the Plan.
3.7            Reporting of Share Units
Statements of the Share Unit Accounts will be made available to Participants at least annually.
Section 4.	Performance Share Units
4.1            Vesting Date
Performance Share Units shall vest on the Vesting Date, conditional on the satisfaction of any additional vesting conditions established by the Committee from time to time.  Dividend Performance Share Units shall vest at the same time and in the same proportion as the associated Performance Share Units.
4.2            Performance Vesting.
The number of Performance Share Units which vest on a Vesting Date (each, a “Vested Performance Share Unit”) is the number of Performance Share Units and Dividend

Performance Share Units scheduled to vest on such Vesting Date multiplied by the Adjustment Factor.
4.3            Resignation and Termination for Just Cause
If the employment of a Participant is terminated due to resignation by the Participant or by the Corporation for Just Cause, the Participant shall forfeit all rights, title and interest with respect to Performance Share Units and the related Dividend Share Units which are not Vested Performance Share Units at the Participant’s Termination Date. All Vested Performance Share Units will be redeemed as at the Participant’s Termination Date.
4.4            Termination Without Just Cause
If the employment of a Participant is terminated by the Corporation without Just Cause, a pro-rata portion of the Participant’s unvested Performance Share Units and related Dividend Share Units shall vest immediately prior to the Participant’s Termination Date, based on the number of complete months from the first day of the Performance Period to the Termination Date divided by the number of months in the Performance Period and using an Adjustment Factor of 1.0. The Participant’s Vested Performance Share Units shall be redeemed as at the Participant’s Termination Date. The Participant shall forfeit all rights, title and interest with respect to Performance Share Units and Dividend Share Units which are not Vested Performance Share Units at the Participant’s Termination Date.
4.5            Death, Disability or Retirement of Participant
If the employment of a Participant is terminated by the death or Disability of the Participant or the Participant has a Retirement, all of the Participant’s Performance Share Units and related Dividend Share Units shall vest immediately prior to the date of the Participant’s death, Disability or Retirement using an Adjustment Factor of 1.0 and shall be redeemed as at the date of death, Disability or Retirement.
4.6            Termination following a Change of Control
Notwithstanding anything in this Section to the contrary, if the employment of a Participant is terminated by the Corporation without Just Cause or if the Participant resigns in circumstances constituting constructive termination, in each case, within twelve months following a Change of Control, all of the Participant’s Performance Share Units and related Dividend Share Units shall vest immediately prior to the Participant’s Termination Date using an adjustment factor of 1.0 and shall be redeemed as at the Termination Date.
Section 5.	Restricted Share Units
5.1            Vesting Date
Each Restricted Share Unit shall vest (become a “Vested Restricted Share Unit”) on the Vesting Date, conditional on the satisfaction of any additional vesting conditions established by the Committee from time to time.  Dividend Restricted Share Units shall vest at the same time and in the same proportion as the associated Restricted Share Units.

5.2            Resignation and Termination for Just Cause
If the employment of a Participant is terminated due to resignation by the Participant or by the Corporation for Just Cause, the Participant shall forfeit all rights, title and interest with respect to Share Units and Dividend Share Units which are not Vested Performance Share Units at the Participant’s Termination Date. All Vested Performance Share Units will be redeemed as at the Participant’s Termination Date.
5.3            Termination Without Cause
If the employment of a Participant is terminated by the Corporation without Just Cause, a pro-rata portion of the Participant’s unvested Restricted Share Units and related Dividend Share Units shall vest immediately prior to the Participant’s Termination Date, based on the number of months from the first day of the Grant Term to the Termination Date divided by the number of months in the Grant Term. The Participant’s Vested Restricted Share Units shall be redeemed as at the Participant’s Termination Date. The Participant shall forfeit all rights, title and interest with respect to Restricted Share Units and Dividend Share Units which are not Vested Restricted Share Units at the Participant’s Termination Date.
5.4            Death, Disability or Retirement of Participant
If the employment of a Participant is terminated by the death or Disability of the Participant or the Participant has a Retirement, all of the Participant’s Restricted Share Units and related Dividend Share Units shall vest immediately prior to the date of the Participant’s death, Disability or Retirement and shall be redeemed as at the date of death, Disability or Retirement.
5.5            Termination Following a Change of Control
Notwithstanding anything in this Section to the contrary, if the employment of a Participant is terminated by the Corporation without Just Cause or if the Participant resigns in circumstances constituting constructive termination, in each case, within twelve months following a Change of Control, all of the Participant’s Restricted Share Units and related Dividend Share Units shall vest immediately prior to the Participant’s Termination Date and shall be redeemed as at the Termination Date.
Section 6.	General
6.1            Capital Adjustments
In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Common Shares, the Committee will make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change (for the purpose of preserving the value of the Share Units), with respect to (i) the number or kind of shares or other securities on which the Share Units and Dividend Share Units are based; and (ii) the number of Share Units and Dividend Share Units; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares.

6.2            Amendment, Suspension, or Termination of Plan
No new awards may be made under the Plan after the 10th anniversary of the Effective Date. The Board may amend, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange), if any, that require the approval of shareholders or any governmental or regulatory body. The Board may make any amendments to the Plan without seeking shareholder approval except the following amendments for which Shareholder approval will be required:
(a)
amendments to the number of Common Shares issuable under the Plan, including an increase to a fixed maximum number of Common Shares or a change from a fixed maximum number of Common Shares to a fixed maximum percentage;

(b)
any amendment expanding the categories of Eligible Person which would have the potential of broadening or increasing insider participation, including, without limitation, any amendment to the categories of Eligible Person which would introduce or re-introduce a member of the Board who is not also an employee or officer of a Participating Company;

(c)	any amendment extending the term of a Share Unit or any rights pursuant thereto held by an insider beyond its original expiry date;
(d)	the addition of any other provision which results in participants receiving Common Shares while no cash consideration is received by the Company;
(e)	any amendment which would permit awards granted under the Plan to be transferable or assignable other than for normal estate settlement purposes;
(f)	any amendments to this section 6.2; and
(g)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange and Nasdaq Stock Market).
If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules adopted by the Board and in force at the time of this Plan, will continue in effect as long as a Share Unit or any rights pursuant thereto remain outstanding.  However, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or the Share Units it would be entitled to make if the Plan were still in effect
The Board may amend or modify any outstanding Share Unit in any manner to the extent that the Board would have had the authority to initially grant the award as so modified or amended, provided that, where such amendment or modification is adverse to the holder, the consent of the holder is required to effect such amendment or modification.

6.3            Non-Exclusivity
Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.
6.4            Unfunded Plan
To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Corporation.
6.5            Successors and Assigns
The Plan shall be binding on all successors and assigns of the Participating Companies and each Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the creditors of a Participating Company or a Participant.
6.6            Transferability of Awards
Rights respecting Share Units and Dividend Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.
6.7            Effect of Corporate Transaction
Notwithstanding any other provision of this Plan, in the event of a Corporate Transaction of the Corporation, any surviving, successor or acquiring entity shall assume any outstanding Share Units or shall substitute similar share units for the outstanding Share Units.  If the surviving, successor or acquiring entity does not assume the outstanding Share Units or substitute similar share units for the outstanding Share Units, or if the Committee otherwise determines in its sole discretion, the Corporation shall give written notice to all Participants advising that the Plan shall be terminated effective immediately prior to the Corporate Transaction and all Restricted Share Units shall be deemed to be Vested Restricted Share Units and a specified number of outstanding Performance Share Units shall be deemed to be Vested Performance Share Units and shall be redeemed as of the termination date of the Plan.  The number of Performance Share Units which are deemed to be Vested Performance Share Units shall be determined in the Commitee’s discretion using an Adjustment Factor of not less than 1.0 and not more than 2.0. Solely for purposes of this Section 6.7, with respect to an outstanding Share Unit that is considered a deferral of compensation under Code Section 409A and Treas. Reg. Section 1.409A-1(b), the term Corporate Transaction shall have the meaning ascribed to the term “change in control event” under Treas. Reg. Section 1.409A-3(i)(5).
6.8            No Special Rights
Nothing contained in the Plan or in any Share Unit or Dividend Share Unit will confer upon any Participant any right to the continuation of the Participant’s employment by a Participating Company or interfere in any way with the right of any Participating Company at any time to terminate that employment or to increase or decrease the compensation of the Participant.  Share Units and Dividend Share Units shall not be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor shall any Participant be considered the owner of Common Shares.
6.9            Other Employee Benefits
The amount of any compensation deemed to be received by a Participant as a result of the redemption of any Share Unit will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Committee.
6.10            Tax Consequences
It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.  No Participating Company shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan.
6.11            No Liability
No Participating Company shall be liable to any Participant for any loss resulting from a decline in the market value of any Common Shares.

SCHEDULE A
THE DESCARTES SYSTEMS GROUP INC. PERFORMANCE AND RESTRICTED SHARE UNIT PLAN
GRANT AGREEMENT FOR PERFORMANCE SHARE UNITS
[Name of Employee] (the “Participant”)
Pursuant to The Descarates Systems Group Inc. Performance and Restricted Share Unit Plan effective April 30, 2012 and amended and restated as at June 1, 2017 (the “Plan”) and in consideration of services provided to any Participating Company by the Participant, in respect of the fiscal year ended January 31, [201X], The Descartes Systems Group Inc. hereby grants to the Participant Performance Share Units under the Plan.
All capitalized terms not defined in this Grant Agreement have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan.
The Adjustment Factor is determined as follows:
RELATIVE PERFORMANCE	ADJUSTMENT FACTOR
Less than the 30th percentile	0
30th percentile	.50
50th percentile	1.00
75th percentile	1.50
90th percentile	2.00

The Adjustment Factor for Relative Performance between the numbers set out above is interpolated on a straight line basis.
The Vesting Date for this award is January 31, 201X. The Performance Period for the award is February 1, [201X] to January 31, [201X]. The Expiry Date of the award is [January 31, 202X].
The Peer Companies for this award are:
[Insert Peer Group]

The Descartes Systems Group Inc. and the Participant understand and agree that the granting and redemption of these Performance Share Units and any related Dividend Performance Share Units are subject to the terms and conditions of the Plan, a copy of which is attached and, all of which are incorporated into and form a part of this Grant Agreement.For greater certainty, the Participant authorizes the sale of a sufficient number of Common Shares to pay Applicable Withholdings on the redemption of any Performance Share Units, in accordance with Section 3.5 of the Plan.

DATED _____, [201X].	THE DESCARTES SYSTEMS GROUP INC.
	Per:	c/s

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this agreement or acquire any Performance Share Units by expectation of employment or continued employment with any Participating Company.

_____________________________
Name:

SCHEDULE B
THE DESCARTES SYSTEMS GROUP INC. PERFORMANCE AND RESTRICTED SHARE UNIT PLAN
GRANT AGREEMENT FOR RESTRICTED SHARE UNITS
[Name of Employee] (the “Participant”)
Pursuant to the The Descartes Systems Group Inc. Performance and Restricted Share Unit Plan effective April 30, 2012 and amended and restated as at June 1, 2017 (the “Plan”), and in consideration of services provided to any Participating Company by the Participant, in respect of the [201X] year, The Descartes Systems Group Inc. hereby grants to the Participant Restricted Share Units under the Plan.
All capitalized terms not defined in this Grant Agreement have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan
The Vesting Dates for this award are January 31, [201X], as to one third (1/3), January 31, [201X], as to an additional one third (1/3) and January 31, [201X], as to the final one third (1/3). The Expiry Date of the award is January 31, [202X]. The Grant Term for this award is February 1, [201X], to January 31, [201X].
Subject to any provisions to the contrary in an Election Notice, The Descartes Systems Group Inc. and the Participant understand and agree that the granting and redemption of these Restricted Share Units and any related Dividend Restricted Share Units are subject to the terms and conditions of the Plan, a copy of which is attached and, all of which are incorporated into and form a part of this Grant Agreement. For greater certainty, the Participant authorizes the sale of a sufficient number of Common Shares to pay Applicable Withholdings on the redemption of any Parformance Share Units, in accordance with Section 3.5 of the Plan.
DATED _______, [201X].	THE DESCARTES SYSTEMS GROUP INC.
	Per:	c/s

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this agreement or acquire any Performance Share Units by expectation of employment or continued employment with any Participating Company.

_____________________________
Name:

SCHEDULE C
THE DESCARTES SYSTEMS GROUP INC. PERFORMANCE AND RESTRICTED SHARE UNIT PLAN
ELECTION NOTICE FOR RESTRICTED SHARE UNITS
To: The Descartes Systems Group Inc
Pursuant to The Descartes Systems Group Inc. Performance and Restricted Share Unit Plan effective April 30, 2012 and amended and restated as at June 1, 2017 (the “Plan”), the undersigned hereby elects to receive

o	______________%;
o	$_____________; or
o	All of the Participant’s incentive award in excess of $___________

of the undersigned’s annual incentive award in respect of the fiscal year ending January 31, [201X], the form of Restricted Share Units under the Plan. This election is irrevocable for such annual incentive award.

Notwithstanding any other provision of the Plan or the Grant Agreement, the Restricted Share Units awarded pursuant to this Election Notice will vest immediately.

All capitalized terms not defined in this Election Notice have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan
Subject to any provisions to the contrary in this Election Notice, The Descartes Systems Group Inc. and the Participant understand and agree that the granting and redemption of these Restricted Share Units are subject to the terms and conditions of the Plan, a copy of which is attached and, all of which are incorporated into and form a part of this Election Notice.

DATE_____________________                                                                            _____________________________
            Name:

SCHEDULE D
THE DESCARTES SYSTEMS GROUP INC. PERFORMANCE AND RESTRICTED SHARE UNIT PLAN
REDEMPTION NOTICE
To: The Descartes Systems Group Inc
Pursuant to The Descartes Systems Group Inc. Performance and Restricted Share Unit Plan effective April 30, 2012 and amended and restated as at June 1, 2017 (the “Plan”), the undersigned hereby elects to redeem:

o	______________ of the undersigned’s Vested Performance Share Units and related Dividend Performance Share Units; and
o	______________of the undersigned’s Vested Restricted Share Units and related Dividend Performance Share Units on ________________________.

The undersigned elects to redeem:

o	___________% of the Vested Share Units and related Dividend Share Units by receiving the Share Unit Amount, subject to the consent of the Corporation

All capitalized terms not defined in this Redemption Notice have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan
The undersigned  understands and agrees that the granting and redemption of these Restricted Share Units are subject to the terms and conditions of the Plan which are incorporated into and form a part of this Redemption Notice.
DATED_________________________                                                                                      _____________________________
                 Name: